Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BAXALTA INCORPORATED

Pursuant to Sections 228, 242 and 245 of the

Delaware General Corporation Law

Baxalta Incorporated (hereinafter in this Amended and Restated Certificate of Incorporation called the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

(1) The name of the Corporation is Baxalta Incorporated. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 8, 2014.

(2) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and by the written consent of the sole stockholder of the Corporation in accordance with Section 228 of the DGCL.

(3) This Amended and Restated Certificate of Incorporation restates and integrates and amends the Certificate of Incorporation of the Corporation.

(4) The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

FIRST The name of the Corporation is Baxalta Incorporated.

SECOND The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation is The Corporation Trust Company. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

THIRD The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is two billion, six hundred million (2,600,000,000) shares of capital stock, consisting of (i) two billion, five hundred million (2,500,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) one hundred million (100,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(b) Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation, or as required by law, the holders of outstanding shares of Common Stock shall have the right to vote on all questions brought before the Corporation’s stockholders at a meeting of stockholders to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote in person or by proxy for each share of Common Stock standing in the name of the stockholder on the books of the Corporation.

(c) Preferred Stock. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Article Fourth) is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof to the fullest extent now or hereafter permitted by the laws of the State of Delaware, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such class or series. Without limiting the generality of the grant of authority contained in the preceding sentence, the Board of Directors (or any committee to which it may duly delegate the authority granted in this Article Fourth) is authorized to determine any or all of the following, and the shares of each series may vary from the shares of any other series in any or all of the following respects:

(1) The number of shares of such series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board of Directors (or such committee thereof) providing for the issue of such series, or decreased to a number not less than the number of shares then outstanding) and the distinctive designation thereof;

(2) The dividend rights, if any, of such series, the dividend preferences, if any, as between such series and any other class or series of stock, whether and the extent to which shares of such series shall be entitled to participate in dividends with shares of any other series or class of stock, whether and the extent to which dividends on such series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends;

(3) The time or times during which, the price or prices at which, and any other terms or conditions on which the shares of such series may be redeemed, if redeemable;

(4) The rights of such series, and the preferences, if any, as between such series and any other class or series of stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and whether and the extent to which shares of any such series shall be entitled to participate in such event with any other class or series of stock;

(5) The voting powers, if any, in addition to the voting powers prescribed by law of shares of such series, and the terms of exercise of such voting powers;

(6) Whether shares of such series shall be convertible into or exchangeable for shares of any other series or class of stock, or any other securities, and the terms and conditions, if any, applicable to such rights;

(7) The terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shares of such series.

(d) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors (or any committee to which it may duly delegate the authority granted in this Article Fourth) shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors (or such committee thereof) shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

FIFTH The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The Board of Directors shall consist of not less than four (4) nor more than thirteen (13) members, the exact number of which shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, and subject to the rights of the holders of the Preferred Stock, if any, the exact number may be increased or decreased (but not to less than four (4) or more than thirteen (13)).

(c) The directors shall be divided into three classes. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the first class of directors shall expire on the date of the 2016 annual meeting of stockholders; the term of the second class of directors shall expire on the date of the 2017 annual meeting of stockholders; and the term of the third class of directors shall expire on the date of the 2018 annual meeting of stockholders or, in each case, or thereafter in each case until the directors’ respective successors are elected and qualified. At each succeeding annual meeting of stockholders beginning with the annual meeting of stockholders to occur in 2016, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election and until his or her respective successor has been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.

(d) Subject to the terms of any one or more classes or series of the Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors or the death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority of the Board of Directors then in office, in their sole discretion, even if less than a quorum, or by a sole remaining director, in his or her sole discretion. Any director appointed to fill a vacancy on the Corporation’s Board of Directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of the Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of the Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation and the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, and such directors so elected shall not be divided into classes pursuant to this Article Fifth unless expressly provided by such terms.

(e) The Board of Directors shall have such powers as are permitted by the DGCL, including, without limitation, without the assent or vote of the stockholders, to make, alter, amend, change, add to, or repeal the bylaws of the Corporation; to fix and vary the amount to be reserved as working capital; to authorize and cause to be executed mortgages and liens upon all the property of the Corporation, or any part thereof; to determine the use and disposition of any surplus or net profits over and above the capital stock paid in; and to fix the times for the declaration and payment of dividends.

SIXTH To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. No repeal or modification of this Article Sixth, nor any adoption of or amendment to any provision of this Amended and Restated Certificate of Incorporation, shall adversely affect any right or protection of a director of the Corporation existing at the time of such repeal, modification, adoption or amendment with respect to acts or omissions occurring prior to such repeal, modification, adoption or amendment.

SEVENTH The Corporation shall indemnify its and any of its subsidiaries’ directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation or any such subsidiary and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article Seventh shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, subject to receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation, or to those persons serving at the Corporation’s request as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise, similar to those conferred in this Article Seventh to directors and officers of the Corporation.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director, officer or employee of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of, or in a fiduciary capacity with respect to, another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article Seventh.

The rights to indemnification and to the advancement of expenses conferred in this Article Seventh shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of any provision of this Article Seventh shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and may not be effected by any consent in writing by such stockholders.

NINTH Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, special meetings of stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors or (ii) the Chief Executive Officer of the Corporation, and shall be called by the Chief Executive Officer or the Corporate Secretary of the Corporation at the request in writing made pursuant to a resolution of a majority of the members of the Board of Directors. The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto). To be properly brought before a special meeting, proposals of business must be (a) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (b) otherwise properly brought before the special meeting, by or at the direction of the Board of Directors.

TENTH Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power, without the assent or vote of the stockholders, to adopt, amend, alter or repeal the Corporation’s Bylaws, except to the extent the Bylaws or this Amended and Restated Certificate of Incorporation otherwise provide. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting stock then outstanding at any annual meeting of stockholders or of any special meeting of the stockholders of the Corporation if notice of such proposed adoption, amendment, alteration or repeal is contained in the notice of such special meeting.

TWELFTH Unless the Board of Directors otherwise determines, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought or purporting to be brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any current or former director or officer of the Corporation arising pursuant to any provision of the DGCL or the Amended and Restated Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any current or former director or officer of the Corporation that relates to the internal affairs or governance of the Corporation that arises under or by virtue of the laws of the State of Delaware; provided, that, if (and only if) the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Twelfth.

THIRTEENTH The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the Corporation’s Bylaws or the DGCL, and all rights, preferences and privileges herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least eighty percent (80%) of the voting stock then outstanding shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles Fifth, Sixth, Seventh, Eighth, Ninth and Eleventh of this Amended and Restated Certificate of Incorporation or this Article Thirteenth.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 30th day of June, 2015.

BAXALTA INCORPORATED

By:	/s/ Robert J. Hombach

Name:	Robert Hombach

Title:	Chief Financial Officer